Exhibit 8.1

Simpson Thacher & Bartlett llp

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

January 27, 2025

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Ladies and Gentlemen:

We have acted as counsel to Independent Bank Corp., a Massachusetts corporation (“Buyer”), in connection with (i) the proposed merger of Enterprise Bancorp, Inc., a Massachusetts corporation (“Company”), with and into Buyer (the “Merger”), upon the terms and conditions set forth in the Agreement and Plan of Merger, dated as of December 8, 2024, by and among Buyer, Company, and the other parties thereto (the “Agreement”) and (ii) the preparation of the related registration statement on Form S-4 (as amended, the “Registration Statement”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. This opinion is being delivered in connection with the Registration Statement.

We have examined (i) the Agreement, (ii) the Registration Statement, including the joint proxy statement/prospectus constituting a part thereof, filed by Buyer with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Merger pursuant to the Agreement, and (iii) the representation letters of Buyer and Company delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Buyer and Company and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have also assumed that (i) the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Buyer and Company in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Agreement or the Representation Letters “to the knowledge of”, or based on the belief of, Buyer and Company are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that each of Buyer and Company has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Agreement.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that under U.S. federal income tax law the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and we confirm that the statements made in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Code, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our name therein under the caption “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters”.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP